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                                  EXHIBIT 99.1


                          HEALTHDYNE TECHNOLOGIES, INC.

                                 AMENDMENT NO. 1

                 HEALTHDYNE TECHNOLOGIES, INC. RIGHTS AGREEMENT

         This Amendment No. 1 to the Healthdyne Technologies, Inc. Rights Agreement dated as of May 22, 1995 ("Rights Agreement") between Healthdyne Technologies, Inc. (the "Company") and SunTrust Bank, Atlanta (formerly Trust Company Bank), Rights Agent, amends the terms and provisions of the Rights Agreement as follows:

                                       I.

         Amend the first sentence of Section 3(a) by deleting such sentence in its entirety and substituting in lieu thereof the following language:

         (a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date) or (ii) at such time, as the Company's Board of Directors may designate, after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii), as either of such periods may be extended pursuant to the provisions of Section 26 hereof, being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company).



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                                       II.

         This Amendment No. 1 shall be effective as of the date of its adoption by the Board of Directors of the Company and shall be executed by the Rights Agent upon delivery of a certificate signed by a Continuing Director (as defined in the Plan) which states that the amendment is in compliance with the terms of
Section 26 of the Rights Agreement.

         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this amendment to the Rights Agreement to be duly executed this _____ day of January, 1997.



Attest:                                 HEALTHDYNE TECHNOLOGIES, INC.

                                        By:
--------------------------------             ----------------------------------
Name:                                        Name:
Title:                                       Title:


Attest:                                 SUNTRUST BANK, ATLANTA


                                        By:
--------------------------------             -----------------------------------
Name:                                        Name:
Title:                                       Title:




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